                               nucor corporation
         2100 Rexford Road  Charlotte, North Carolina 28211  Telephone
                      704/366-7000  Facsimile 704/362-4208
                                PROXY STATEMENT
                                      AND
                 NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                                 ANNUAL MEETING
  The 1994 annual meeting of stockholders of Nucor Corporation will be held in Room 2 on the 11th Floor of Chemical Banking Corporation, 270 Park Avenue (between 47th and 48th Streets), New York City, at 2:00 p.m. on Thursday, May 12, 1994, to elect two directors for three years and until their successors are elected and qualified, and to conduct such other business as may properly come before the meeting.
  Stockholders of record at the close of business on March 14, 1994, are entitled to notice of and to vote at the meeting.
  IT IS IMPORTANT THAT YOU VOTE. PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE, TO INSURE THAT YOU WILL BE REPRESENTED AT THE MEETING. YOUR PROMPT ATTENTION IS REQUESTED.
                        By order of the Board of Directors,
                                              SAMUEL SIEGEL
                 Vice Chairman and Chief Financial Officer,
                                    Treasurer and Secretary
March 25, 1994
      PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                 IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.
                              GENERAL INFORMATION
  The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation for use at the 1994 annual meeting of stockholders to be held on Thursday, May 12, 1994, and any adjournment. The proxy may be revoked by the stockholder by letter to the Secretary of Nucor received before the meeting, or by utilizing a ballot at the meeting. In addition to solicitation by mail, arrangements may be made with brokerage firms and other custodians, nominees, and fiduciaries, to send proxy material to their principals, the cost of which will be paid by Nucor.
  The total number of outstanding shares of common stock as of February 28, 1994, was 87,112,673. Only stockholders of record at the close of business on March 14, 1994 are entitled to notice of, and to vote at, the meeting. A majority of the outstanding shares constitutes a quorum. In voting on matters other than the election of directors, each stockholder has one vote for each share of stock held. With respect to the election of directors, stockholders have cumulative voting rights, which means that each stockholder has the number of votes equal to the number of shares held times the number of directors to be elected. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. For matters other than the election of directors, abstentions are counted in tabulations of votes cast on proposals presented to stockholders, and have the effect of voting against such proposals; broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors are elected by plurality vote; thus any shares not voted (abstention, broker non-vote or otherwise) have no effect. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting, and is not revoked by the stockholder, and will give to the persons appointed as proxies the discretionary authority to cumulate votes.
  At February 28, 1994, State Farm Mutual Automobile Insurance Company and related entities beneficially owned, with voting and investment power, 6,909,200 shares (7.93%) of the outstanding common stock of Nucor.
  The 1993 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement. Any stockholder proposal intended to be included in Nucor's proxy statement for its 1995 annual meeting of stockholders must be received by Nucor not later than November 25, 1994.
                                       1

                             ELECTION OF DIRECTORS
  Nucor's Board of Directors is divided into three classes. The terms of two directors, H. David Aycock and Samuel Siegel, expire in 1994, and therefore two places on the Board are to be filled at the 1994 annual meeting of stockholders. It is intended that votes will be cast pursuant to the enclosed proxy (unless authority is specifically withheld) for re-election of Mr. Aycock and Mr. Siegel as directors for terms expiring in 1997. They have agreed to serve as directors if elected. If they should become unable to serve, it is intended that the enclosed proxy will be voted for the election of such other persons, if any, as the Board of Directors may designate.
  The following table sets forth certain information about all of the directors, as of February 28, 1994:

                                                                                                                  COMMON STOCK
                                                                                                                  BENEFICIALLY
                                               PRINCIPAL OCCUPATION                                                OWNED (AND
                                            AND DIRECTORSHIPS IN OTHER                     DIRECTOR     TERM       PERCENT OF
NAME (AND AGE)                                   PUBLIC COMPANIES                            SINCE    EXPIRES     CLASS) (NOTE)
H. David Aycock (63)       Former President and Chief Operating Officer of Nucor;            1971       1994      717,701 (0.82%)
                           Director, Bowater Incorporated
John D. Correnti (46)      President and Chief Operating Officer of Nucor                    1992       1995       44,289 (0.05%)
James W. Cunningham (73)   Former Vice President of Nucor                                    1991       1996      458,964 (0.53%)
F. Kenneth Iverson (68)    Chairman and Chief Executive Officer of Nucor;                    1965       1996      834,422 (0.96%)
                           Director, Wal-Mart Stores, Inc., and
                           The Wachovia Corporation
Samuel Siegel (63)         Vice Chairman, Chief Financial Officer,                           1968       1994      562,694 (0.65%)
                           Treasurer and Secretary of Nucor
Richard N. Vandekieft      Former Vice President of Nucor;                                   1978       1995       18,200 (0.02%)
(79)                       Director, Douglas & Lomason Company
All 22 directors and senior officers as a group (including those named above)                                   3,584,652 (4.11%)

NOTE
Common stock beneficially owned includes (as defined by the rules of the Securities and Exchange Commission), the following shares not owned by the above-named persons, but which they have the right to acquire pursuant to the exercise of stock options: Mr. Correnti, 13,724; Mr. Iverson, 17,766; Mr. Siegel, 21,412; all directors and senior officers as a group (including those named above), 221,158. The above-named persons had sole voting and investment power (and shared voting and investment power) over shares beneficially owned, as follows: Mr. Aycock, 585,401 (132,300); Mr. Correnti, 44,289 (none); Mr. Cunningham, none (458,964); Mr. Iverson, 718,494 (115,928); Mr. Siegel, 500,413
(62,281); Mr. Vandekieft, 18,200 (none); all directors and senior officers as a group (including those named above), 2,839,451 (850,201).
  The Board of Directors of Nucor had six meetings during 1993. The Board has a standing Audit Committee with the following functions: ratify the selection of the independent auditor; review the overall plan and scope of the annual audit; review annual financial statements; review the results of the annual audit; inquire into important accounting, reporting, control and audit matters; and report and make recommendations to the full Board. The members of the Audit Committee are Mr. Aycock, Mr. Cunningham and Mr. Vandekieft. The Audit Committee held two meetings during 1993. The Board of Directors does not have a nominating or compensation committee; the Board itself performs these functions. Directors who are not senior officers are paid standard directors' fees of $3,000 quarterly. Audit Committee members are not paid additional fees.
                                       2

  The following table sets forth compensation information for the chief executive officer and for the four other highest-compensated senior officers whose cash compensation exceeded $100,000 for 1993:

                                                                                 SUMMARY COMPENSATION TABLE
                                                                      ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                                                    CASH            STOCK          STOCK
                                                                                 INCENTIVE        INCENTIVE       OPTIONS
                                                                     BASE       COMPENSATION     COMPENSATION     GRANTED
NAME (AND AGE)              PRINCIPAL POSITION(S)         YEAR      SALARY         (NOTE)           (NOTE)        (SHARES)
F. Kenneth Iverson (68)     Chairman,                     1993     $275,000       $372,865         $276,183        3,856
                            Chief                         1992      266,200        147,280          109,020        6,394
                            Executive                     1991      256,000         64,491           47,726        7,516
                            Officer                       1990      236,795        165,519          122,574       10,148
                                                          1989      220,000         61,926           45,850       10,952
Samuel Siegel (63)          Vice Chairman,                1993      207,000        280,666          207,866        2,894
                            Chief Financial               1992      200,000        110,654           81,902        4,798
                            Officer (since 1991),         1991      192,400         48,469           35,839        4,996
                            Executive Vice President,     1990      175,553        122,712           90,892        5,888
                            Chief Financial Officer       1989      158,000         44,474           32,897        6,352
                            previously
John D. Correnti (46)       President,                    1993      204,000        276,598          204,845        2,572
                            Chief Operating               1992      195,000        107,887           79,864        4,264
                            Officer (since 1991),         1991      159,682         40,227           29,762        4,384
                            Vice President                1990      121,726         85,087           62,992        5,076
                            previously                    1989      105,000         29,556           21,871        5,476
Larry A. Roos (52)          Vice President                1993      146,012        197,974          146,598        1,929
                                                          1992      136,600         75,576           55,960        3,198
                                                          1991      131,400         33,102           24,489        3,760
                                                          1990      118,381         82,748           61,256        5,076
                                                          1989      102,000         28,711           21,208        5,476
John A. Doherty (72)        Vice President                1993      141,000        191,178          141,563        1,929
                                                          1992      136,600         75,576           55,960        3,198
                                                          1991      131,400         33,102           24,489        3,760
                                                          1990      121,897         85,206           63,054        5,076
                                                          1989      113,000         31,808           23,558        5,476

NOTE
All of Nucor's employees, except senior officers, participate in various incentive compensation plans which are based on Nucor's profitability and productivity. In addition, all of Nucor's employees, except senior officers, participate in Nucor's Profit Sharing Plans, pursuant to which Nucor contributes at least 10% of each year's pre-tax earnings. Nucor's senior officers participate only in Nucor's Senior Officers Cash and Stock Incentive Compensation Plans, which are based on Nucor's profitability. Pursuant to the Senior Officers Incentive Plans, a portion (approximately 5% for 1994 and 1993) of each year's pre-tax earnings (as defined) in excess of an earnings base ($92,000,000 for 1994 and $80,000,000 for 1993) is payable to senior officers, partly in cash and partly in stock, as incentive compensation. The cash and stock are allocated for each year to senior officers according to base salary. Since the inception of the Senior Officers Incentive Plans in 1966, the earnings base (below which nothing is payable) has been increased fourteen times, from $500,000 to the present $92,000,000. Pursuant to the Senior Officers Incentive Stock Plan, the above-named persons held shares of stock, which have been issued during the 28 years since the 1966 effective inception of the Stock Plan, and which were restricted as to transfer at December 31, 1993 (with value as defined by the rules of the Securities and Exchange Commission) as follows: Mr. Iverson, 408,254 ($21,637,462); Mr. Siegel, 222,252 ($11,779,356); Mr. Correnti, 29,772
($1,577,916); Mr. Roos, 28,532 ($1,512,196); Mr. Doherty, 174,184 ($9,231,752).
                                       3

  The following tables set forth stock option information for the chief executive officer and for the four other highest-compensated senior officers whose cash compensation exceeded $100,000 for 1993:
                       STOCK OPTION GRANTS IN 1993 (NOTE)

                                                                                             POTENTIAL REALIZABLE VALUE
                                       STOCK OPTIONS GRANTED IN 1993                      OF STOCK OPTIONS GRANTED IN 1993
                       NUMBER     PERCENT OF TOTAL                                                   5% ANNUAL
                         OF          GRANTED TO        EXERCISE        EXPIRATION                   STOCK PRICE
NAME                   SHARES      ALL EMPLOYEES        PRICE             DATE                      APPRECIATION
F. Kenneth Iverson     1,982             1.4%           $42.96      February 28, 1998                 $ 23,524
                       1,874             1.4%            45.44        August 31, 1998                   23,525
Samuel Siegel          1,488             1.1%            42.96      February 28, 1998                   17,661
                       1,406             1.0%            45.44        August 31, 1998                   17,650
John D. Correnti       1,322             1.0%            42.96      February 28, 1998                   15,691
                       1,250             0.9%            45.44        August 31, 1998                   15,691
Larry A. Roos            992             0.7%            42.96      February 28, 1998                   11,774
                         937             0.7%            45.44        August 31, 1998                   11,762
John A. Doherty          992             0.7%            42.96      February 28, 1998                   11,774
                         937             0.7%            45.44        August 31, 1998                   11,762

                                10% ANNUAL
                               STOCK PRICE
NAME                           APPRECIATION
F. Kenneth Iverson               $ 51,983
                                   51,983
Samuel Siegel                      39,027
                                   39,001
John D. Correnti                   34,673
                                   34,674
Larry A. Roos                      26,018
                                   25,992
John A. Doherty                    26,018
                                   25,992

NOTE
121 key employees, including senior officers, participate in Nucor's Incentive Stock Option Plans, pursuant to which stock options are granted at 100% of the market value on the date of grant. During 1993, key employees, other than the above-named senior officers, were granted stock options for 125,697 shares (90% of the total stock options granted to all employees), at the same exercise prices and expiration dates as the above-named senior officers. The potential realizable value of stock options granted to these other key employees was $1,533,442 at 5% annual stock price appreciation and $3,388,507 at 10% annual stock price appreciation.
                         STOCK OPTION EXERCISES IN 1993
                   AND YEAR-END 1993 STOCK OPTION DATA (NOTE)

                                                                                                             VALUE OF
                                                                                                            UNEXERCISED
                                                                                                            IN-THE-MONEY
                                                                                                               STOCK
                                                                              NUMBER OF UNEXERCISED         OPTIONS
                                                                                  STOCK OPTIONS             AT YEAR-END
                              STOCK OPTIONS EXERCISED IN 1993                   AT YEAR-END 1993               1993
NAME                   SHARES ACQUIRED           VALUE REALIZED           EXERCISABLE     UNEXERCISABLE     EXERCISABLE
F. Kenneth Iverson          21,100                  $627,718                 15,892           1,874          $ 444,882
Samuel Siegel                 None                      None                 20,006           1,406            645,091
John D. Correnti              None                      None                 12,474           1,250            371,250
Larry A. Roos                 None                      None                 15,470             937            509,256
John A. Doherty              6,580                   210,347                 18,502             937            632,696

NAME                 UNEXERCISABLE
F. Kenneth Iverson      $14,175
Samuel Siegel            10,635
John D. Correnti          9,455
Larry A. Roos             7,087
John A. Doherty           7,087

NOTE
Value (as defined by the rules of the Securities and Exchange Commission) is the excess of the market price over the exercise price. During 1993, key employees, other than the above-named senior officers, acquired 261,114 shares on exercise of stock options, with a value realized of $7,823,612. At year-end 1993, these other key employees had 547,626 unexercised stock options, 487,374 of which were exercisable and 60,252 were unexercisable. At year-end 1993, these other key employees had unexercised in-the-money stock options, with a value of $15,059,864 for exercisable stock options and a value of $455,746 for unexercisable stock options.
                                       4

           BOARD OF DIRECTORS REPORT ON SENIOR OFFICERS COMPENSATION
  Nucor's senior officers compensation program is significantly oriented towards Nucor's Senior Officers Cash and Stock Incentive Compensation Plans. These Senior Officers Incentive Plans directly link Nucor's performance and the senior officers compensation. All of Nucor's senior officers, including the chief executive officer, participate in the Senior Officers Incentive Plans. These Senior Officers Incentive Plans began in 1966 and are based solely on Nucor's profitability, with a portion of each year's pre-tax earnings in excess of an earnings base payable to senior officers, partly in cash and partly in stock. The cash and stock are allocated for each year to senior officers according to base salary. The Board of Directors reviews national surveys of the base salaries and total compensation of chief executive officers and senior officers in manufacturing companies with sales comparable to Nucor. The Board of Directors then sets the base salaries of Nucor's chief executive officer and senior officers at substantially below the median for comparable positions in such other manufacturing companies. The Board of Directors then also sets the earnings base for the Senior Officers Incentive Plans (below which nothing is payable), taking into consideration Nucor's growth, profitability and capital. Since the inception of the Senior Officers Incentive Plans in 1966, this earnings base (below which nothing is payable) has been increased fourteen times, from $500,000 to the present $92,000,000.
  All of Nucor's 121 key employees, including senior officers, participate in Nucor's Incentive Stock Option Plans. Under these Incentive Stock Option Plans, stock options are granted at 100% of the market value on the date of grant. Stock option grants to Nucor's chief executive officer and senior officers are substantially below the median for comparable positions in manufacturing companies with sales comparable to Nucor. The dollar amount of options granted is established by the Board of Directors for the various positions held by key employees. These Incentive Stock Option Plans provide additional incentive for all key employees, including the chief executive officer and senior officers, by further identifying their interests with those of Nucor's stockholders, since these key employees benefit only if Nucor's stockholders benefit by increases in Nucor's stock price.
  Nucor's senior officers do not participate in Nucor's Profit Sharing Plans. Nucor's senior officers do not participate in any pension plan.
  Nucor has received commendations for its long-term policy (more than 25 years) of linking senior officers compensation to Nucor's performance. Since Nucor's present management was elected in late 1965, Nucor's sales have increased 10,000%; Nucor's net earnings have increased 195,000%; Nucor's stockholders' equity has increased 118,000%; and the total market value of Nucor's common stock has increased 30,000%. Nucor's entire Board of Directors, which performed the functions of determining senior officers compensation and rendering this report, consisted of the following: H. David Aycock, John D. Correnti, James W. Cunningham, F. Kenneth Iverson, Samuel Siegel, and Richard N. Vandekieft.
                            STOCK PERFORMANCE GRAPH
(Stock Performance Graph                      This graphic comparison assumes
 appears here--see                            the investment of $100 in Nucor
 appendix)                                    Common Stock, $100 in the S&P 500
                                              Index, and $100 in the S&P Steel
                                              Group Index, all at year-end 1988.
                                              The resulting cumulative total
                                              return assumes that cash dividends
                                              were reinvested. Nucor Common
                                              Stock comprised 35% of the S&P
                                              Steel Group Index at year-end 1993
                                              (17% at year-end 1988).
                                       5

                                 OTHER MATTERS
The Board of Directors does not intend to present any matters to the meeting other than as set forth above, and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, it is intended that the persons named in the enclosed proxy will vote such proxy according to their best judgement.
Nucor's financial statements are audited by Coopers & Lybrand. A representative of that firm will be present at the meeting with an opportunity to make a statement and answer appropriate questions.
                                    By order of the Board of Directors,
                                                     F. KENNETH IVERSON
                                   Chairman and Chief Executive Officer
March 25, 1994
      PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                 IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

P
R
O
X
Y

NUCOR CORPORATION -- PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS for 1994 annual meeting of stockholders, to be held at 2:00 P.M. on Thursday, May 12, 1994, in Room 2 on the 11th Floor of Chemical Banking Corporation, 270 Park Avenue (between 47th and 48th Streets), New York City.
    F. Kenneth Iverson and Samuel Siegel, and either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 1994 annual meeting of stockholders, and any adjournment, on the following proposal, as set forth in the proxy statement, and upon such other matters as may properly come before the meeting:

For [ ]         no vote on [ ]         election as directors of H. David Aycock and Samuel Siegel
                                       (to withhold your vote for either person, strike a line through that person's name).

The Board of Directors recommends a vote for the proposal. THIS PROXY WILL BE VOTED FOR EACH PROPOSAL UNLESS OTHERWISE INDICATED.
                                             DATED                         ,1994
                                             SIGNED

                                              PLEASE SIGN YOUR NAME EXACTLY AS
                                                          PRINTED.
INSURE YOUR REPRESENTATION AT THE MEETING. VOTE, SIGN, DATE AND RETURN PROMPTLY
                   IN ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.